INSTRUMENT OF AMENDMENT TO THE
MDU RESOURCES GROUP, INC.
401(k) RETIREMENT PLAN
The MDU Resources Group, Inc. 401(k) Retirement Plan, (as amended and restated as of January 1, 2017) (the “K-Plan”), is hereby amended, effective as of January 1, 2017, by replacing subsection (c) of Section 5.2 Investment of the Plan with the following:

(c)	In accordance with Section 401(a)(35) of the Code, for any period in which the Plan holds publicly traded employer securities, the following rules shall apply.

(i)
Subject to Section 1.401(a)(35)-1(f)(2)(iv)(B) of the Treasury Regulations, if the Company or any member of the controlled group of corporations (as defined in Section 1.401(a)(35)-1(f)(2)(iv)(A) of the Treasury Regulations) which includes the Company has issued a class of stock which is a publicly traded employer security, and the Plan holds employer securities which are not publicly traded employer securities, then the Plan shall be treated as holding publicly traded employer securities.

(ii)
With respect to a Participant, an alternate payee with an account under the Plan, or a Participant’s beneficiary, if any portion of such individual’s account under the Plan attributable to employee contributions and elective deferrals (as described in Section 402(g)(3)(A) of the Code) is invested in publicly traded employer securities, then such individual must be offered the opportunity to elect to divest those employer securities and reinvest an equivalent amount in other investment options as described in paragraph (iv) below.

(iii)
With respect to a Participant who has completed three years of vesting service, an alternate payee of such Participant with an account under the Plan, or a Participant’s beneficiary, if any portion of such individual’s account attributable to employer contributions is invested in publicly traded employer securities, then such individual must be offered the opportunity to elect to divest those employer securities and reinvest an equivalent amount in other investment options as described in paragraph (iv) below.

(iv)	With respect to individuals described in paragraphs (ii) and (iii) of this Subsection 5.2(c):

(A)	At least three investment options (other than employer securities) shall be offered to such individuals;

(B)	Each investment option shall be diversified and have materially different risk and return characteristics; and

(C)	Periodic reasonable divestment and reinvestment opportunities shall be provided at least quarterly.

(v)
Except as provided in Sections 1.401(a)(35)-1(e)(2) and (3) of the Treasury Regulations, restrictions (either direct or indirect) or conditions will not be imposed on the investment of publicly traded employer securities if such restrictions or conditions are not imposed on the investment of other Plan assets.

Explanation: This amendment expands the Plan’s existing provisions designed to comply with Internal Revenue Code Section 401(a)(35) at the request of the Internal Revenue Service.
IN WITNESS WHEREOF, MDU Resources Group, Inc., as Sponsoring Employer of the K-Plan, has caused this amendment to be duly executed by a member of the MDU Resources Group, Inc. Employee Benefits Committee (“EBC”) on this 30th day of August 2017.

MDU RESOURCES GROUP, INC. EMPLOYEE BENEFITS COMMITTEE

By:	/s/ Doran N. Schwartz
Doran N. Schwartz, Chairman

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